Exhibit 99.2

Apr i l 2021 Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution distribution without the express consent of Momentus is strictly prohibited.

This Presentation relates to the potential business combination (the “Proposed Transaction”) between Stable Road Acquisition Corp . (“Stable Road”) and Momentus Inc . (“Momentus”) . This Presentation shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934 , as amended . This Presentation is not an offer, or a solicitation of an offer, to buy or sell any investment or other specific product . NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESENTATION IS TRUTHFUL OR COMPLETE . Information contained in this Presentation concerning Momentus’ industry and the markets in which it operates, including Momentus’ general expectations and market position, market opportunity and market size, is based on information from Momentus management’s estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties . In some cases, we may not expressly refer to the sources from which this information is derived . Management estimates are derived from industry and general publications and research, surveys and studies conducted by third parties and Momentus’ knowledge of its industry and assumptions based on such information and knowledge, which we believe to be reasonable . In addition, assumptions and estimates of Momentus’ and its industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors . These and other factors could cause Momentus’ future performance and actual market growth, opportunity and size and the like to differ materially from our assumptions and estimates . Stable Road and Momentus own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses . This Presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners . The use or display of third parties’ trademarks, service marks, trade names or products in this Presentation is not intended to, and does not imply, a relationship with Stable Road or Momentus, or an endorsement or sponsorship by or of Stable Road or Momentus . Solely for convenience, the trademarks, service marks and trade names referred to in this Presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Stable Road or Momentus will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names . This Presentation contains estimated or projected financial information with respect to Momentus, namely Momentus’ projected revenue, customer demand, market share, EBITDA, EBITDA margin and free cash flow for 2020 - 2027 . Such estimated or projected financial information constitutes forward - looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results . The assumptions and estimates underlying such estimated or projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information . See “forward - looking statements” paragraph below . Actual results may differ materially from the results contemplated by the estimated or projected financial information contained in this presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such estimates and projections will be achieved . Neither the independent auditors of Stable Road nor the independent registered public accounting firm of Momentus, audited, reviewed, compiled, or performed any procedures with respect to the estimates or projections for the purpose of their inclusion in this Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation . Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 2

The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S - X promulgated under the Act . Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement to be filed by Stable Road with the Securities and Exchange Commission (the “SEC”) . Some of the financial information and data contained in this Presentation, such as revenue, EBITDA, EBITDA margin and free cash flow, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”) . Stable Road and Momentus believe these non - GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Momentus’ financial condition and results of operations . Stable Road and Momentus believe that the use of these non - GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends . Management does not consider these non - GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP . The principal limitation of these non - GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Momentus’ financial statements . In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income are excluded or included in determining these non - GAAP financial measures . In order to compensate for these limitations, management presents non - GAAP financial measures in connection with GAAP results . Nothing herein should be construed as legal, financial, tax or other advice . You should consult your own advisers concerning any legal, financial, tax or other considerations concerning the opportunity described herein . The general explanations included in this Presentation cannot address, and are not intended to address, your specific investment objectives, financial situations or financial needs . In connection with the Proposed Transaction, Stable Road has filed with the SEC a Registration Statement that includes a proxy statement and prospectus of Stable Road and a consent solicitation statement of Momentus, and each party will file other documents with the SEC regarding the Proposed Transaction . A definitive proxy statement/consent solicitation statement/prospectus and other relevant documents will be sent to the stockholders of Stable Road and Momentus, seeking any required stockholder approval, and is not intended to provide the basis for any investment decision or any other decision in respect of such matters . STABLE ROAD’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS WHICH FORMS A PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS THERETO, AND THE EFFECTIVE REGISTRATION STATEMENT AND DEFINITIVE PROXY STATEMENT/CONSENT SOLICITATION/PROSPECTUS IN CONNECTION WITH STABLE ROAD’S SOLICITATION OF PROXIES FOR STABLE ROAD’S SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (THE “SPECIAL MEETING”), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION . When available, the definitive proxy statement/consent solicitation statement/prospectus will be mailed to Stable Road’s stockholders as of a record date to be established for voting on the Proposed Transaction and the other matters to be voted upon at the Special Meeting . Stable Road’s stockholders will also be able to obtain copies of the definitive proxy statement/consent solicitation statement/prospectus, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction, without charge, once available, at the SEC’s website at www . sec . gov or by directing a request to : Stable Road Capital LLC, James Norris, CPA, Chief Financial Officer, 1345 Abbot Kinney Blvd, Venice, CA 90291 , Tel : 310 - 956 - 4919 , james@stableroadcapital . com Stable Road, Momentus and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies of Stable Road’s stockholders in connection with the Proposed Transaction . STABLE ROAD’S STOCKHOLDERS AND OTHER INTERESTED PERSONS MAY OBTAIN, WITHOUT CHARGE, MORE DETAILED INFORMATION REGARDING THE DIRECTORS AND OFFICERS OF STABLE ROAD IN ITS ANNUAL REPORT ON FORM 10 - K FOR THE FISCAL YEAR ENDED DECEMBER 31 , 2020 , WHICH WAS FILED WITH THE SEC ON MARCH 8 , 2021 . INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO STABLE ROAD’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION AND OTHER MATTERS TO BE VOTED AT THE SPECIAL MEETING IS SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED TRANSACTION . Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Transaction are included in the Registration Statement that Stable Road has filed with the SEC . Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 3

Forward Looking Statements This Presentation includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 . Forward - looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters . These forward - looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, anticipated timing of the development of transfer vehicles, anticipated capabilities of transfer vehicles, timing of missions and the receipt of licenses and approvals for missions . These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of Momentus’ and Stable Road’s management and are not predictions of actual performance . These forward - looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability . Actual events and circumstances are difficult or impossible to predict and will differ from assumptions . Many actual events and circumstances are beyond the control of Momentus and Stable Road . These forward - looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions ; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Stable Road or Momentus is not obtained ; failure to realize the anticipated benefits of the proposed business combination ; risks relating to the uncertainty of the projected financial information with respect to Momentus ; risks related to the rollout of Momentus’ business and the timing of expected business milestones ; the effects of competition on Momentus’ future business ; level of product service or product failures that could lead customers to use competitors’ services ; developments and changes in laws and regulations, including increased regulation of the space transportation industry ; the impact of significant investigative, regulatory or legal proceedings ; the amount of redemption requests made by Stable Road’s public stockholders ; the ability of Stable Road or the combined company to issue equity or equity - linked securities in connection with the proposed business combination or in the future, and those factors discussed in Stable Road’s Annual Report on Form 10 - K for the fiscal year ended December 31 , 2020 , under the heading “Risk Factors,” and other documents of Stable Road filed, or to be filed, with the Securities and Exchange Commission (“SEC”), including the registration statement for the Proposed Transaction . If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements . There may be additional risks that neither Stable Road nor Momentus presently know or that Stable Road and Momentus currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . In addition, forward - looking statements reflect Stable Road’s and Momentus’ expectations, plans or forecasts of future events and views as of the date of this Presentation . Stable Road and Momentus anticipate that subsequent events and developments will cause Stable Road’s and Momentus’ assessments to change . However, while Stable Road and Momentus may elect to update these forward - looking statements at some point in the future, Stable Road and Momentus specifically disclaim any obligation to do so . These forward - looking statements should not be relied upon as representing Stable Road’s and Momentus’ assessments as of any date subsequent to the date of this Presentation . Accordingly, undue reliance should not be placed upon the forward - looking statements . Neither Momentus, Stable Road, nor any of their respective affiliates have any obligation to update this Presentation . Although all information and opinions expressed in this Presentation were obtained from sources believed to be reliable and in good faith, no representation or warranty, express or implied, is made as to its accuracy or completeness . This Presentation contains preliminary information only, is subject to change at any time and is not, and should not be assumed to be, complete or to constitute all the information necessary to adequately make an informed decision regarding your engagement with Momentus and Stable Road . Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 4

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. $0 $8 $52 $349 $848 $ 1 ,476 $ 2 ,287 $ 3 ,416 ࣵ ‒ – first hub and spoke model for space transport, providing last mile delivery in partnership with key launch providers, such as SpaceX ‒ – hosted payload services that significantly decrease the cost of developing, launching and maintaining satellites - – maintaining, repairing and refueling satellites in orbit ▪ that significantly reduces costs and is reusable ▪ Successfully tested water - based propulsion technology on a demo flight launched mid - 2019 – is still operational today ▪ Founded in 2017 in Santa Clara, California 1. 1 issued patent, 17 pending U.S. utility patent applications, and 4 pending Patent Cooperation Treaty (“PCT”) applications 2. Management forecast using ASC 606 accounting standards 3. Including non - binding options with deposits pre - paid 5

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution A future where humanity is equipped with all it needs to flourish throughout the solar system Provide the infrastructure services that support all industry beyond Earth Space economy worth ~$415B today and expected to grow to ~$1.4T 1 over the next decade 1. Wall street research and Space Foundation, The Space Report without the express consent of Momentus is strictly prohibited. 6

Asteroid & Moon Mining Utilizing in situ resources for fuel and manufacturing Space Transportation Developing and operating extremely capable (ΔV and power) space platforms, which can be used to transfer cargo in space Energy & Data Processing Paving the way for future in - space energy production for in - space applications such as data processing, manufacturing Ma n u fa c t u ring & Assembly Building extremely large next generation structures that could only exist in zero G Satellite as a Service Capable of hosting customer payloads, providing power, orientation, communications, and other services H20 In - Orbit Servicing Enabling full reusability for in - space vehicles through refueling, lifetime extensions and relocation of satellites, de - orbiting, repairing, and in - space assembly Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 7

Momentus makes access to space significantly more affordable by combining rideshare launch with low - cost last mile delivery through the hub and spoke model for space transport Arriving in space atop large reusable rockets like the Falcon 9, our transfer vehicles will carry customers' satellites to very specific, custom orbits. After final drop - off, our vehicles are expendable, but will be reusable in the future 4) Transfer vehicle deorbits or refuels and returns to initial orbit for reuse. Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 8 ROCKET: FALCON - 9, NEW GLENN, ETC. MOMENTUS TRANSFER VEHICLE CUS T OME R S' SATELLITES 3) Transfer vehicle delivers satellites to custom, final orbits 2 ) Transfer vehicle carrying satellites separates from the rocket 1) Rocket carries transfer vehicle with satellites to the initial orbit

Rideshare on large rocket and travel last mile with Vigoride transfer vehicle Rideshare to initial orbit and transfer with own propulsion system to final orbit Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 9 Dedicated small rocket launch to final orbit Price estimates for small satellites + + +

MOMENTUS TRANSFER VEHICLE HOSTED PAYLOAD Momentus offers a unique, low - cost, modular approach for hosting customers' payloads in space Our transfer vehicles are designed to move customers' payloads to a specific orbit and stay connected to provide continual power, orbit keeping, orientation and communication for the mission duration Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 10

Vigoride platform Traditional satellite platforms > 1kW of power and 1 - 2 km/sec delta - V capabilities Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 11

Next generation Momentus reusable vehicles, designed to be capable of performing proximity maneuvers, docking and refueling, and equipped with robotic arms, are anticipated to be well - suited for the entire range of in - orbit services. These services will include refueling or life extension for larger spacecraft, relocation or deorbiting satellites, and conducting salvage missions and robotic operations, such as repair or in - orbit assembly Re - positioning Life Extension Refueling & Repairing D e orbiting Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 12

FIRST MOVER WITH RAPID PROGRESS TO DATE



First hire
Founder's investment
First thruster fire
YCombinator Demo Day
Seed round
First 10 people
First contract: Ardoride Demo
El Camino test flight
Venture round
50 people
First Air Force contracts
$40M¹ signed contracts
Signed deal with Space-X
~$90M¹ signed contracts
Headcount reached 100 people
Announced business combination with Stable Road
First Satellite-as-a-Service Agreement
First Ardoride lunar contract
First patent issued
WE ARE HERE
2 Vigoride missions on Falcon 9²
1 Vigoride mission on Falcon 9²
3 Vigoride missions on Falcon 9²
2018
2019
2020
2021

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited.

1. Including non-binding options with deposits pre-paid
2. Contingent upon receiving approval by the FAA and FCC licenses

13

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. * NSR Global Satellite Manufacturing and Launch Markets, 10th Edition 14 Mix of large, mid - sized and small rockets Super - large rockets launch the majority of the mass to space 2010 70 Satellites Mid - sized rockets launch mid - sized spacecrafts into many orbits 2020 1,000+ Satellites By 2028 12,000+ Satellites*

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 8,000 kg 16,000 kg 45,000 kg 150,000 kg Falcon - 9 2010 per kg New Glenn 1 2022 per kg Starship 2022 per kg Soyuz 1966 per kg ROCKETS ARE GETTING BIGGER AND CHEAPER Source: Public information, company websites and NSR Small Satellite Markets, 6th Edition and Satellite Manufacturing and Launch Services, 10th Edition 1. Management estimate 15

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution 1,500 1,000 Smallsat to LEO TAM, ($M) THE SMALLSAT MARKET IS EXPANDING RAPIDLY The number of launched smallsats (mass < 500 kg) grew 3 X over the last four years . Almost all smallsats aim for LEO, but applications for higher orbits are also emerging 20 1 8 20 2 0 20 2 2 20 2 4 TAM and launched mass calculated based on data from NSR’s Small Satellite Markets, 6th Edition 100,000 15 0 ,000 20 0 ,000 50,000 500 0 20 1 8 20 2 0 20 2 2 20 2 4 0 Smallsat Mass to LEO, (kg) without the express consent of Momentus is strictly prohibited. 16

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution $40B 2018 2020 2022 2024 2026 $30B $20B $10B 0 Source: Stratistics Analysis SPACE TRANSPORTATION MARKET BEYOND GEOSYNCHRONOUS ORBIT GEOSYNCHRONOUS ORBIT VAN ALLEN BELT LOW EARTH ORBIT MEDIUM EARTH ORBIT VAN ALLEN BELT without the express consent of Momentus is strictly prohibited. 17

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 1. 2. 3. NSR Global Satellite Manufacturing and Launch Markets, 10th Edition, Satellite global manufacturing revenue 2021 – 2029 Estimated from NSR In - Orbit Servicing & Space Awareness Market 4th Edition, NSR Global Satellite Manufacturing and Launch Markets, 10th Edition European Space Agency “How many space debris objects are currently in orbit?” 18

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. Capabilities 1 Up to 750 kg. Up to 4,000 kg. Up to 20,000 kg. Orbits LEO MEO/GEO/HEO/Lunar LEO/MEO/GEO/HEO Lunar, Deep Space Host Power Available Up to 1 kW Up to 10 kW Up to 100 kW Delta - V Up to 2 km/sec Up to 5 km/sec Up to 7 km/sec Space Transportation TAM Forecast $1.5B 2 $10B 3 $37B 3 2021 2023 2025 1. Lower payload capacity for higher delta - V missions 2. Estimated from NSR Global Satellite Manufacturing and Launch Markets, 10th Edition, Does not include Satellite as a Service and In - Orbit Servicing 3. Stratistics, Does not include Satellite as a Service and In - Orbit Servicing 19

CORNERSTONE WATER PROPULSION INNOVATION

Our propulsion was built ground-up to be low-cost, efficient, low risk, safe, easy to refuel, reusable and scalable. The use of Microwave Electrothermal ("MET") technology is the cornerstone that makes all our current services possible



MICROWAVE ELECTROTHERMAL (MET) TECHNOLOGY

Scaleable

- Larger engines are even more efficient and have higher ISP

Throttleable

- Can vary thrust and ISP to optimize the trip time

Simple design uses off-the-shelf components

- Low cost during manufacture
- Low risk when making new design

Uses water as a propellant

- Safe
- Easy to test
- Available in space

Inlet

High ISP

- Tunable to up to 2 to 5 times common chemical propulsion systems
- Efficient maneuvers in space

High thrust

- Tunable to up to 3 to 10 times most electric propulsion systems
- Results in faster trip times

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20

RAPID VIGORIDE DEVELOPMENT THROUGH A SERIES OF COMMERCIAL FLIGHTS

RAMPING FULL-SCALE COMMERCIALIZATION OF THE VIGORIDE



MET THRUSTER TEST LAUNCH
July 2019

IN-SPACE MET THRUSTER TEST

OBJECTIVES:
- ✓ First in-space test of MET thruster and feed system
- ✓ Includes water pump and avionics testing

TECHNOLOGY UPGRADES:
- ✓ Verified MET firing through pressure, temperature, and reflected power measurements compared to ground tests
- ✓ Feed system test success



HYBRID DEMO COMMERCIAL LAUNCH
H1'2021

VIGORIDE V1.0

OBJECTIVES:
- ✓ Separation from launch vehicle, free-flying mode deployment of customers
- ✓ Small delta-v maneuvers with empty vehicle after deployment of customers

TECHNOLOGY UPGRADES:
- ✓ EELV Secondary Payload Adapter ("ESPA") compatible structure
- ✓ Deployment mechanisms and sequencers
- ✓ Lower power MET thruster
- ✓ Attitude control resistojet thrusters



LIMITED COMMERCIAL LAUNCHES
H1'2021

VIGORIDE V2.0

OBJECTIVES:
- ✓ Multiple launches (2) with larger payload mass and volume
- ✓ Small delta-v maneuver for customer payload (delta-altitude)
- ✓ Larger delta-v maneuvers with empty vehicle

TECHNOLOGY UPGRADES:
- ✓ ESPA Grande compatible larger structure, more powerful MET thrusters (2x750W)
- ✓ Radiation tolerant and fault-tolerant avionics design
- ✓ High power solar panels



FULL COMMERCIAL LAUNCH
H2'2021

VIGORIDE V2.1

OBJECTIVES:
- ✓ Provide full maneuvering capabilities
- ✓ Fly multiple vehicles (3) aboard the same Falcon 9

TECHNOLOGY UPGRADES:
- ✓ Multiple incremental upgrades in propulsion, feed system, and structure

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21

KEY SUBSYSTEMS DEVELOPMENT AND TESTS







	PROPULSION	AVIONICS	POWER SYSTEM	STRUCTURE	VIBRATION / VACUUM TESTING
VIGORIDE V1.0 Vigoride 1	Developed and built	Developed and built	Developed and built	Developed and built	Tested, flight-ready
VIGORIDE V2.0 Vigoride 2,3	Developed and built	Flight units delivered, qualifications in process	Developed and built	Developed and built	In Process
VIGORIDE V2.1 Vigoride 4,5,6	Development Complete Q3 2021	Flight Delivery Q3 2021	Flight Delivery Q3 2021	Flight Delivery Q3 2021	NLT Q4 2021

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22

Source: Illustrative price to customer, inclusive of launch cost. Based on management estimates. Price $/kg 100 m/sec $10 K $50K $100K $150K 1,000 m/sec 5,000 m/sec 10,000 m/sec LEO Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. LEO/MEO/HEO/Moon & Beyond Potential competitors and year to market 2,500 m/sec Delta - V m/sec 23

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. Vigor i de Ardoride Fervo r ide 1. In addition to SpaceX, Momentus has additional rideshare agreements with multiple others 24

SIGNIFICANT CUSTOMER TRACTION AND EXPECTED DEMAND

CURRENT BACKLOG OF POTENTIAL REVENUE

~$86M[1]

- Significant momentum from rapidly expanding smallsat market seeking low cost and regular launch access to LEO
- Customers include satellite operators, satellite manufacturers, launch providers, defense primes and government agencies

UNDER NEGOTIATION OR IN CONVERSATIONS

~$2.0B

- ~$730M in proposals submitted and / or under late-stage negotiation and ~$1.3B in ongoing conversations
- Pending awards from US Government and defense primes who have expressed strong interest in Momentus technology and / or Satellite as a Service


~2%
~5%
~13%
~80%
Satellite Operators
Satellite Manufacturers
US Government
Non-US Government, Launchers and Other

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited.

1. Including non-binding options with deposits pre-paid

25

RECENT SPACE TRANSPORTATION SERVICE AGREEMENTS[1]

Date / Heading	Details
FEBURARY 16, 2021: MOMENTUS ENTERS LUNAR SERVICE AGREEMENT WITH QOSMOSYS	To transport a 3U XL Cubesat to low lunar orbit in 2023-2024, with one additional 3U XL as an option
DECEMBER 1, 2020: MOMENTUS ANNOUNCES FIRST RIDESHARE MISSION TO MOON	To deliver a 50 kg. payload to low lunar orbit in 2023-2024, marking the first customer for Ardoride
NOVEMBER 30, 2020: MOMENTUS AND GILMOUR ANNOUNCE LAUNCH TRANSPORTATION SERVICE	To enable Gilmour's capabilities beyond LEO, with options to book up to 3 Vigoride charter missions in 2023 – 2025
OCTOBER 20, 2020: MOMENTUS AND KEPLER ANNOUNCE SERVICE AGREEMENT	To arrange the 2021 launch of two satellites and to deliver to their desired orbital altitude
OCTOBER 2, 2020: MOMENTUS FORGES AGREEMENT WITH SKYKRAFT	To deploy a pathfinder for Skykraft's constellation; agreement includes plans to launch second microsat in late 2021
SEPTEMBER 29, 2020: PROXOPS ENTERS LAUNCH AGREEMENT WITH MOMENTUS	To deploy as many as 24 VariSat satellites into SSO starting in Q4 2021 through 2023
SEPTEMBER 22, 2020: PIXXEL ENTERS SERVICE AGREEMENT WITH MOMENTUS FOR SECOND SATELLITE LAUNCH	To launch Pixxel's second SmallSat to SSO in December 2021, with options to execute additional launches in 2022
SEPTEMBER 22, 2020: MOMENTUS ANNOUNCES AGREEMENT FOR GP ADVANCED PROJECTS	To launch a picosatellite platform in H1 2021, as well as future constellations starting in 2022
SEPTEMBER 10, 2020: MOMENTUS ANNOUNCES SERVICE AGREEMENT WITH LUNASONDE'S GOSSAMER	To launch a demo Cubesat (*Gossamer*) to SSO orbit in 2021-2022, with further options to fly a constellation of 3U Cubesats
SEPTEMBER 4, 2020: MOMENTUS AWARDED NASA TROPICS PATHFINDER MISSION	To transport the Pathfinder Cubesat to LEO in H1 2021
SEPTEMBER 2, 2020: FOSSA SYSTEMS AND MOMENTUS ANNOUNCE LAUNCH OF NINE POCKETQUBE SATELLITES	To launch two FOSSA deployers, in total carrying 9 PocketQube satellites in H1 2021
AUGUST 5, 2020: MOMENTUS TO LAUNCH DODONA NANOSAT FOR LOCKHEED/USC	To launch a 3U satellite and an engineering research center to SSO in 2021

OTHER SIGNIFICANT AGREEMENTS

ARCA Dynamics, Enduro, Orb Astro, SatRevolution, OSEN, Alba Orbital, Odysseus, NuSpace, SJSS, U.S. Air Force, Astrogate Labs

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited.

1. *Dates and headings are from press release announcements*

26

ILLUSTRATIVE BACKLOG DEVELOPMENT CASE STUDY

SEN CONSTELLATION OVERVIEW

- Sen is a British space company aiming to establish ultra-HD real-time video streaming to billions of people across the globe
- Content consists of time-sensitive information pertaining to rapidly evolving disasters and crises on Earth
- Planning launch of up to 100 video-streaming satellites as part of constellation, with the vision of expanding satellites to the Moon and Mars to create a multi-world vision

MOMENTUS / SEN CONTRACT OVERVIEW

- ✓ Vigoride orbital transfer vehicles to carry Sen's satellites to sun-synchronous orbit aboard SpaceX Falcon 9 rockets
- ✓ First launch scheduled for the second half of 2023
- ✓ Vigoride vehicles will deploy the EarthTV satellites to their final orbits; for the four satellites in 2023, a Vigoride will distribute the satellites to their orbits and potentially perform an LTAN shift

POTENTIAL BACKLOG DEVELOPMENT (# OF SATELLITE DEPLOYMENTS)



~20x multiplier effect for customer lifetime value
4 deployments in current backlog
-
-
4
10
20
30
35
2021
2022
2023
2024
2025
2026
2027
Current Backlog[1]
Potential future business (not in pipeline)

MOMENTUS BELIEVES THAT THE LIFETIME VALUE OF CURRENT CUSTOMERS REPRESENTS A SIGNIFICANT MULTIPLIER EFFECT

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited.

1. Including non-binding options with deposits pre-paid

27

Vigoride 6 8 16 24 30 38 47 Ardoride - - 2 6 11 17 22 Fervoride - - - - 1 2 6 Total 6 8 18 30 42 57 75 Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 28 Vigoride - 2 8 16 24 36 54 Ardoride - - - 2 8 16 24 Fervoride - - - - - 2 4 Total 2 8 18 32 54 82 Vigoride - - 2 6 26 52 88 Ardoride - - - - 2 8 22 Fervoride - - - - - - - Total 2 6 28 60 110

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution C u s tomer Price L aunch Propellant Production L ab o r Unit M a r g in ~$10,000 ( ~ $ 5 0 0) (~$ 5 0 0 ) ~ $ 1 5 ,000 (~$ 3 ,600) (~$ 6 0 0 ) (~$ 3 0 0 ) ~ $ 9,000 Customer Price L aunch Propellant Production L ab o r Unit M argin ~ $ 1 5 ,000 (~$ 1 ,500) ~ $ 6,500 Customer Price L aunch Production L abo r Unit Ma rgin Advantageous rideshare partnership agreements provide for competitive launch price: expected to decrease over time with current rockets and significantly decrease with the onset of larger rockets (i.e., Starship) Expected product & labor per vehicle ~$1.5M distributed across 500 kg. payload capacity results in a per kg. cost of ~$2,700 Reusability enables amortization of production & labor costs over several years and missions Efficient and cost - effective water propellant, cost decreases with large - rocket economies of scale Significant potential net profit margins driven by quickly developing vehicle reusability and large - rocket economies of scale E ~ $ 7,500 A B C D E (~$5,800) A (~$ 1 ,200) B (~$500) D A ( ~ $ 1,500) D C (~$1,000) A E C Note: Summary and illustrative. Representative of general unit economics for standard missions. Prices and unit economics will differ by mission without the express consent of Momentus is strictly prohibited. 29

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution + 1. Average operating costs without the express consent of Momentus is strictly prohibited. 30

CLEAR PATH TO PROFITABILITY AND >$1B IN EBITDA

2020A AND 2021-27 FORECAST USING ASC 606 ACCOUNTING STANDARDS

($ in millions)	2020A	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Satellite Transportation Services	$0.4	$8	$36	$277	$595	$868	$1,044	$1,407
Satellite as a Service	-	-	16	63	225	458	900	1,340
In-Orbit Services	-	-	-	10	29	150	343	669
Revenue	**$0.4**	**$8**	**$52**	**$349**	**$848**	**$1,476**	**$2,287**	**$3,416**
% Growth	*NM*	*NM*	*559%*	*577%*	*143%*	*74%*	*55%*	*49%*
Satellite Transportation Services	($0.0)	($7)	$8	$136	$458	$705	$810	$1,046
Satellite as a Service	-	-	6	27	151	304	576	849
In-Orbit Services	-	-	-	5	15	116	255	473
Gross Profit	**($0.0)**	**($7)**	**$14**	**$168**	**$624**	**$1,125**	**$1,641**	**$2,367**
% Margin	*NM*	*(93%)*	*27%*	*48%*	*74%*	*76%*	*72%*	*69%*
(–) SG&A[1] (excl. D&A)	(11)	(29)	(32)	(35)	(39)	(44)	(51)	(61)
(–) R&D	(23)	(37)	(57)	(85)	(106)	(126)	(139)	(154)
EBITDA	**($34)**	**($73)**	**($75)**	**$47**	**$479**	**$956**	**$1,451**	**$2,152**
% Margin	*NM*	*NM*	*NM*	*13%*	*56%*	*65%*	*63%*	*63%*
(–) CapEx	($2)	($13)	($18)	($7)	($24)	($36)	($9)	($12)
(–) Change in NWC	0	4	22	141	318	436	341	382
(–) Income tax paid (unlevered)	(0)	-	-	-	(79)	(199)	(303)	(450)
(+) Other[2]	3	-	-	-	-	-	-	-
Unlevered Free Cash Flow	**($33)**	**($82)**	**($67)**	**$193**	**$694**	**$1,158**	**$1,480**	**$2,073**

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BASIS OF FINANCIAL PROJECTIONS

- Revenue is projected by service within the context of business outlook, market growth and expected impact of business initiatives
- In the forecast using ASC 606 accounting standards, the Company's services are considered a single performance obligation. Under ASC 606, the Company recognizes revenue at a point in time when the customer payload separates from the Momentus satellite
- Projections are based on the following key assumptions:
  - (i) the business combination is completed in June 2021, and
  - (ii) Momentus receives all regulatory approvals necessary for an inaugural mission in June 2021.

Notes

1. *2020A: Per GAAP, SPAC transaction related expenses for 2020A have been capitalized and are excluded ($2.6M at FYE 2020 on BS) from SG&A expenses. 2020A EBITDA excludes certain expenses, see GAAP to Non GAAP Reconcilications on the following page. For FY2021E Forecast: SPAC transaction related expenses have been excluded from SG&A expense forecast.*
2. *Includes $2.8M of stock-based compensation expense for 2020*

31

GAAP TO NON-GAAP RECONCILIATION

GAAP NET LOSS TO EBITDA (NON-GAAP) RECONCILIATION

($ in millions)	**2020A**
Net Earnings from Continuing Operations (GAAP)	**($307.0)**
Increase in fair value of SAFE notes	$267.3
Increase in fair value of warrants	$3.2
Realized loss on disposal of asset	$0.5
Depreciation and amortization	$0.6
Interest income	($0.0)
Interest expense	$0.5
Other (income) / expense	$0.9
Income tax provision	$0.0
EBITDA (Non-GAAP)	**($34.1)**

COMMENTARY

- SAFE note fair value increases are related to mark to market estimates
- Warrant fair value increases are related to mark to market estimates
- Disposal of assets relate to write off of fixed assets
- Other Expense relates to fees incurred in connection with SAFE notes issued during the year

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32

Revised to Q1’ 21 (prev. Q4’20) @ Announcement @ 3/31/21 Non - GA A P G A A P G A A P EBITDA (2025E) @10X 1,201 10.0x 1,024 10.0x 956 10.0x Future EV 12,010 10,240 9,560 Discount 20.0% 20.0% 20.0% Discount Factor (Yrs) 4.0 4.0 3.75 Discounted Future EV 5,792 4,938 4,825 EV to Market $1,200 $1,200 $1,200 Discount (79.3%) (75.7%) (75.1%) Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 33

TRANSACTION PRICED AT A DISCOUNT TO PEER MULTIPLES

($ IN MILLIONS)

TRANSACTION VALUE

RELATIVE VALUATION



$6,031
$5,308
$4,343
$3,619
~75% Discount
To Relative Value
Enterprise Value
Discounted Back
3.75 Years at 20% Discount Rate
$1,200
Pro Forma Enterprise Value
2025E EBITDA
at 9.0x – 11.0x Multiple
+/- 25% 2025E EBITDA
at 10.0x Multiple

2025E EBITDA[1]: $956

SUMMARY OF APPROACH

- Applies a range of multiples to Momentus' 2025E management forecasted EBITDA to arrive at an implied future EV. The future EV is discounted 3.75 years back to March 31, 2021 at 20% to arrive at an implied discounted EV
- The applied range of multiples is centered around the median of Momentus' peer group (~10.0x), with sensitivity built on both high and low ends
- 2025E projected financials-based valuation is the appropriate approach given Momentus' significant revenue growth and ramp to steady-state EBITDA margins of ~60%

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited.

1. *Forecast using ASC 606 accounting standards*

34

The largest source of energy in the Solar System is the Sun. Every sq. ft. of surface in space gets 10 times more energy in space than on Earth Traditional photovoltaic solar panels are competitive in space only for smaller power uses. Solar - thermal systems using steam turbines and generators are more efficient at the hundreds of kW power level Advantages: • Low - cost • Sc alability • Radiation tolerance • Availability of technologies 100B 10B 1B 100M 10M 1M 1kW 1 0 kW 1 0 0kW 1MW 10MW 100MW 1GW $, Cost P o wer Vi g oride Val oride Ar d oride SOLAR POWER AND DATA CENTERS ARE A POTENTIAL OPPORTUNITY Ferv o ride SOLAR THERMAL STEAM TURBINES AND GENERATOR PHOTOVOLTAIC SOLAR PANELS Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 35 Solar Power

The abundance of water in asteroids, the Moon and Mars, and ease of extraction and storage position water as the first and primary extraterrestrial mined resource Iron and nickel as primary construction materials, as well as regolith for radiation shielding, will be used to build megastructures in space, including space solar power stations and permanent human space habitats Precious and rare metals, with several magnitudes larger concentrations in some types of asteroids, will be the main source of these metals for the industries of the future ASTEROID / MOON MINING IS POTENTIALLY A MASSIVE OPPORTUNITY $$$ H20 WATER MINING IN - SPACE MANUF A CT URING PRECIOUS METALS Copyright 2020. Momentus Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. If you are not the intended recipient, please immediately delete this document and any associated communications. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 36

- First mover in offering in - space transportation & infrastructure services to the space economy - Rapid near - term expected growth driven by disruptive tailwinds in commercial space Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 37 - Breakthrough water - based propulsion technology - Significant customer traction and deep integration with industry leaders - Clear path to profitability and >$1B in EBITDA - Massive long - term growth opportunities beyond current business plan - Well - seasoned team with experience in aerospace, propulsion and robotics

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. 38 WITH SIGNIFICANT AEROSPACE EXPERIENCE

BOARD OF DIRECTORS



DAWN HARMS

CHIEF EXECUTIVE OFFICER, MOMENTUS

RELEVANT EXPERIENCE:

- ✓ *Boeing VP Global Sales and Marketing*
- ✓ *Executive positions at ILS and SSL (now Maxar) and Teledyne*
- ✓ *BSEE (Electromagnetic Fields and Waves) from Univ. of Wisconsin-Madison*



BRIAN KABOT

CHIEF INVESTMENT OFFICER, STABLE ROAD CAPITAL

RELEVANT EXPERIENCE:

- ✓ *Partner, Eschaton Opportunities Fund Management*
- ✓ *Partner, Riverloft Capital Management*
- ✓ *Managing Director, Gulf Coast Capital*
- ✓ *Vice President, Sun Capital Partners*
- ✓ *BS in Finance and Accounting from Cornell*



CHRIS HADFIELD

FORMER ASTRONAUT, CANADIAN SPACE AGENCY

RELEVANT EXPERIENCE:

- ✓ *First Canadian to walk in space while Astronaut for Canadian Space Agency*
- ✓ *ISS Commander*
- ✓ *Fighter pilot for the Canadian Air Force and NORAD*
- ✓ *Test pilot with the US Air Force and Navy*
- ✓ *MSc in Aviation Systems from Univ. of Tennessee*
- ✓ *Master's in Mechanical Engineering from Univ. of Waterloo*



VINCE DENO

FOUNDER & CHIEF EXECUTIVE OFFICER, NEWTON MOBILITY

RELEVANT EXPERIENCE:

- ✓ *President, Chief Operating Officer, and Chief Innovation Officer of Millennium Space Systems (acquired by Boeing)*
- ✓ *Mentor & Entrepreneur in Residence at Techstars*
- ✓ *Founder of International Whiskey*
- ✓ *MBA Univ. of California Haas School*
- ✓ *Master's, Space Studies from International Space University*

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39

40

TRANSACTION PRICED AT A DISCOUNT TO PEER MULTIPLES (AT ANNOUNCEMENT)

($ IN MILLIONS)

TRANSACTION VALUE

RELATIVE VALUATION



$7,239
$6,371
$5,212
$4,344
~80% Discount
To Relative Value
Enterprise Value
Discounted Back
4 Years at 20% Discount Rate
$1,200
Pro Forma Enterprise Value
2025E EBITDA
at 9.0x – 11.0x Multiple
+/- 25% 2025E EBITDA
at 10.0x Multiple

SUMMARY OF APPROACH

- Applies a range of multiples to Momentus' 2025E management forecasted EBITDA to arrive at an implied future EV. The future EV is discounted 4 years back to December 31, 2020 at 20% to arrive at an implied discounted EV
- The applied range of multiples is centered around the median of Momentus' peer group (~10.0x), with sensitivity built on both high and low ends
- 2025E projected financials-based valuation is the appropriate approach given Momentus' significant revenue growth and ramp to steady-state EBITDA margins of ~60%

2025E MANAGEMENT FORECASTED EBITDA[1]: $1,201

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1. *Momentus management forecasted non-GAAP financials based on non-GAAP revenue. See page 38 for financials calculated under ASC 606 and for a reconciliation of non-GAAP to GAAP measures*

41

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. Source: Momentus Inc Audited Financial Statements & Stable Road S - 4A 3/8/21 42

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. Source: Momentus Inc Audited Financial Statements & Stable Road S - 4A 3/8/21 43

Copyright 2021. Momentus Inc. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Momentus is strictly prohibited. Source: Momentus Inc Audited Financial Statements & Stable Road S - 4A 3/8/21 44